UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

(Amendment No. __)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2015

Tarsier Ltd.

(Exact name of registrant as specified in its charter)

Delaware	0-54205	0-2188353
(Sate or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Park Avenue South, 30 th Floor

New York, New York 10016

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 401-6181

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information contained in Item 2.01, Item 2.03, and Item 3.02 is hereby incorporated by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 31, 2015, Tarsier Systems, Ltd, a New York corporation (“Tarsier Systems”) and wholly-owned subsidiary of Tarsier Ltd., a Delaware corporation (the “Company,” “we,” “us” or “our”), completed an acquisition of certain of the assets of Demansys Energy Inc., including a patent-pending energy management software platform that was formerly marketed under the name “Grid Daemon.” The acquisition also included the assignment to us of an existing contract for the use of the software platform by a major N.Y.-based industrial client, which contract generated revenues for Demansys Energy Inc. in 2015 of over $1.3 million as a result of the platform’s performance. The acquisition was valued at $1.9 million and the purchase price consisted of (i) a promissory note in the principal amount of $450,000 that is payable over a six-month period, bears interest only upon a late payment at the rate of 6% per annum (plus an additional 15% per annum following an Event of Default, as defined) and, following a payment default by us under such note, is convertible, at the option of the holder, into shares of our common stock at a 30% discount to the 10-day average closing price of our common stock immediately preceding the date of conversion, subject to certain limitations, and (ii) 2,500,000 shares of our common stock, which shares are being held in escrow and will be released to the seller only if we generate at least $2.0 million of net revenues from the acquired software platform over the two-year period ending on December 31, 2017.

The foregoing description of such acquisition is qualified in its entirety by reference to the Asset Purchase Agreement, dated December 1, 2015, between Tarsier Systems and Demansys Energy, Inc., as amended by the Amendment to the Asset Purchase Agreement, dated December 30, 2015, between Tarsier Systems and Demansys Energy LLC, copies of which are filed as Exhibits 10.1 and 10.1(a), respectively, to this Report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 29, 2016, we entered into a Senior Secured Revolving Credit Facility Agreement (the “Credit Agreement”) with TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”). Pursuant to the Credit Agreement, TCA agreed to lend us up to a maximum of $15 million for working capital purposes, and provided an initial credit line in the amount of $5,000,000, which is subject to funding in the discretion of TCA. In connection with the closing, an initial take down of $400,000 was funded by TCA. Any increase in the amount of the credit line from the initial amount up to the maximum amount is at the discretion of TCA.

The amounts borrowed pursuant to the Credit Agreement are evidenced by a Revolving Note (the “Revolving Note”) that is secured by a first priority security interest in substantially all of our assets in favor of TCA pursuant to a Security Agreement dated (the “Security Agreement”). The loan also is secured by the pledge of the capital stock of our operating subsidiaries. The initial borrowing under the Revolving Note in the amount of $400,000 bears interest at the rate of 11% per annum and is due and payable on July 29, 2016. The maturity date may be extended in TCA’s sole discretion for an additional two six- months periods. TCA will collect in reserve an amount that is held in a lock box account equal to 20% of the revolving loan commitment on such date.

Upon an event of default under the Revolving Note, TCA may convert all or any portion of the outstanding principal and accrued and unpaid interest, and any other sums due and payable under the Revolving Note, into shares of our common stock at a conversion price equal to 85% of the lowest daily volume weighted average price of our common stock during the five trading days immediately prior to the applicable conversion date, in each case subject to TCA not being able to beneficially own more than 4.99% of our outstanding common stock upon any conversion.

We have the right to prepay the Revolving Note, in whole or in part. If we prepay the Revolving Note in excess of 80% of the principal then due within 90 days prior to the maturity date of the Revolving Note, we are obligated to pay TCA an amount for liquidated damages and for the costs of being prepared to make funds available under the Credit Agreement equal to 2.5% of the outstanding Revolving Note Commitment.

An event of default under the Credit Agreement includes (i) any non-payment of the obligations, (ii) a material misrepresentations by us in the Credit Agreement or any related document, (iii) a default by us of our obligations under the terms of the Credit Agreement or any other related agreement, (iv) a default by us under any other obligation, (v) a bankruptcy of our company or other assignment for the benefit of creditors, (vi) a judgment against us in excess of a specified amount, (vii) the occurrence of a “Material Adverse Effect” as described in the Credit Agreement, (vii) a change of control of our company, (viii) an impairment of any of the collateral we have pledged, (ix) a material adverse change in our financial condition or value of the collateral, or (x) a determination by TCA that the prospect for the repayment by us of the obligation is impaired. Upon the occurrence of an event of default under the Credit Agreement or the Revolving Note, all amounts become immediately due and payable.

We also agreed to pay TCA various fees during the term of the Credit Agreement, including (i) a commitment fee in the amount of 2% of the amount drawn, (ii) an advisory fee of $5,000,000 (the “Advisory Fee”), which is payable in 24 monthly installments of $125,000 starting in August 2016, at our election, in cash or through the sale by TCA of shares of our common stock issued to TCA upon conversion of a portion of the 9,500,000 shares of our Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), we issued to TCA under the Credit Agreement, with a balloon balance due at the end of such 24-month period, and (iii) collection fees, asset monitoring and due diligence fees. We paid TCA an aggregate of $51,700 in cash fees, expenses and closing costs in connection with the initial closing under the Credit Agreement and netted $348,300 in connection with such closing. We also provided TCA with certain make-whole rights with regard to our common stock used as fees or issued upon conversion of the Revolving Note.

The foregoing descriptions of the Credit Agreement, Revolving Note, Security Agreement and the pledge agreement are qualified in their entirety by reference to these agreements, copies of which are filed as Exhibits 10.4, 10.5, 10.6 and 10.7, respectively, to this Report.

Item 3.02	Unregistered Sales of Equity Securities.

See the disclosure under Item 2.03 of this Report. Under the terms of the Credit Agreement and in connection with the Advisory Fee, we agreed to issue to TCA 9,500,000 shares of the Series A Preferred Stock in accordance with the terms and conditions set forth in the Credit Agreement. The issuance of the shares of Series A Preferred Stock was made in reliance on the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), set forth in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

The Series A Preferred Stock ranks senior to all classes or series of our capital stock except for those classes or series, if any, which specifically provide that such class or series will rank senior in preference or priority to the Series A Preferred Stock. Holders of shares of the Series A Preferred Stock are not entitled to vote on any matter unless and until the Series A Preferred Stock has been converted into shares of our common stock. Each share of the Series A Preferred Stock may be converted into our common stock at a conversion rate equal to one divided by the average of the volume weighted average price of our common stock for the five business days immediately prior to the date that a conversion notice is provided to our company. Any fractional shares of our common stock that result from a conversion of the Series A Preferred Stock shall be rounded up to the next whole share.

The foregoing description of the Series A Preferred Stock is qualified in its entirety by reference to the Certificate of Designation (the “Series A Preferred Certificate of Designation”) filed with the Secretary of State of the State of Delaware, a copy of which is filed as Exhibit 4.1 to this Report.

Item 3.03	Material Modification to Rights of Security Holders.

See the disclosure under Item 2.03 of this Report. We filed the Series A Preferred Certificate of Designation with the Secretary of State of the State of Delaware on February 29, 2016, which, among other things, established the designation, powers, rights, privileges, preferences and restrictions of the Series A Preferred Stock.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 1, 2016, Dr. YunZhong Wu resigned his position as a director of our company due to personal reasons. Dr. Wu’s resignation was not due to any disagreement with our company on any matter related to our operations, policies or practices. Our board of directors has appointed Mrs. Yan Sun as Dr. Wu’s replacement on our board of directors, effective as of February 1, 2016. Mrs. Sun, 46, is the Chief Financial Officer of Dalian Tongfa Material Co Ltd., a Chinese manufacturing company, at which company she has been employed for more than the past ten years.

Mrs. Sun was appointed to our board of directors pursuant to the terms of the Shareholders Agreement dated as of June 12, 2015 (the “Shareholders’ Agreement”) among Shudang Pan, Xinmei Li, Kuanlian Peng, Hao Wang, Jianxin Li, Shurong Li and Sutton Global Associates Inc., a company that is controlled by Mr. Isaac Sutton, our President and Chief Executive Officer and a member of our board of directors, all of which are stockholders of our company, pursuant to which such stockholders agreed, among other matters, to elect two persons to our board as representatives of such stockholders during the two-year period ending on June 11, 2017, which persons were initially Dr. YunZhong Wu and Ms. Yile Lisa Pan. Other than the requirements of the Shareholder’s Agreement, as described above, there are no arrangements or understandings between either of Mrs. Yan Sun and any other person or persons pursuant to which Mrs. Yan Sun was selected as a director of our company.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

To be filed by amendment not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

To be filed by amendment not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

4.1	Certificate of Designation relating to the Series A Preferred Stock of Tarsier Ltd.
10.1	Asset Purchase Agreement dated December 1, 2015 between Tarsier Systems, Ltd. and Demansys Energy, Inc.
10.1(a)	Amendment to the Asset Purchase Agreement, dated December 30, 2015 between Tarsier Systems, Ltd. and Demansys Energy, Inc.
10.2	Escrow Agreement dated as of December 30, 2015 among Tarsier, Ltd., Tarsier Systems, Ltd.,
Demansys Energy, Inc. and Westerman Ball Ederer Miller Zucker & Sharfstein LLP, as Escrow Agent.
10.3	Convertible Promissory Note dated December 31, 2015 of Tarsier, Ltd. in the principal amount of $450,000.
10.4	Senior Secured Revolving Credit Facility Agreement dated January 29, 2016, by and between Tarsier Ltd. and TCA Global Credit Master Fund, LP.
10.5	Revolving Note dated January 29, 2015 of Tarsier Ltd. in the principal amount of $5,000,000 issued to TCA Global Credit Master Fund, LP.
10.6	Security Agreement effective as of January 29, 2016 between Tarsier Ltd. and TCA Global Credit Master Fund, LP.
10.6(a)	Security Agreement effective as of January 29, 2016 between Tarsier Systems Ltd. and TCA Global Credit Master Fund, LP.
10.7	Pledge and Escrow Agreement effective as of January 29, 2016 between Tarsier Ltd. and TCA Global Credit Master Fund, LP., with the joinder of David Kahan, P.A., as escrow agent..

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tarsier Ltd.

Date: March 3, 2016	By:	/s/ Isaac H. Sutton
Isaac H. Sutton
Chief Executive Officer